UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2019

PARADISE, INC.

(Exact name of registrant as specified in its Charter)

Florida	0-3026	59-1007583
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 W. Dr. Martin Luther King, Jr. Blvd., Plant City, Florida	33563
(Address of Principal Executive Offices)	(Zip Code)

(813) 752-1155

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2019, Paradise, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Seneca Foods Corporation (“Parent”) and its subsidiary (the “Buyer”). Pursuant to the Purchase Agreement, Buyer would acquire substantially all of the assets of the Company engaged in the production, manufacture, sale and distribution of glacé fruit product (the “Fruit Business”) on the satisfaction or waiver of the closing conditions set forth in the Purchase Agreement, which include approval of the transactions contemplated by the Purchase Agreement by holders of a majority of the Company’s outstanding common stock. The Company expects to call and hold a shareholders’ meeting seeking to obtain this approval and separate approval of a plan of dissolution and liquidation of its remaining assets, including the Company’s plastics division and its real property located in Plant City, Florida, which is described below.

The Company’s Board of Directors (the “Board”), by unanimous vote, approved the Purchase Agreement, the sale of the Fruit Business and the other transactions contemplated by the Purchase Agreement.

Pursuant to the Purchase Agreement, the Fruit Business would be sold to the Buyer for a purchase price of approximately $9,388,000, subject to an adjustment up or down based on the final inventory value calculated shortly following closing. The amount of $938,800 of the purchase price would be held in escrow to satisfy indemnification obligations of the Company. The Purchase Agreement contains negotiated representations, covenants and indemnification provisions by the parties, which are believed to be customary for transactions of this type and size. The indemnification obligations of the Company are subject to a specified deductible and indemnity cap. The deductible and cap on indemnification do not apply to breaches of fundamental representations, breaches of covenants, and certain other matters.  The representations in the Purchase Agreement generally survive for six months after closing, with longer survival periods for the fundamental representations.

Representations in the Purchase Agreement were made to allocate contractual risk between the parties as of the specified dates noted in the agreement, and are qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to shareholders, among other limitations. The Company’s shareholders are not third party beneficiaries under the Purchase Agreement and should not rely on the representations and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Buyer.

The Purchase Agreement contains specified termination rights for the parties. Prior to closing, the parties can mutually agree to terminate the Purchase Agreement, and either party has the right to terminate the Purchase Agreement if the other party fails to cure a breach resulting in certain conditions to close not being satisfied or if the transaction does not close on or before August 13, 2019. The Company also has the right to terminate the Purchase Agreement if the Board receives, prior to approval by the Company’s shareholders of the sale of the Fruit Business to the Buyer, a bona fide written proposal to acquire the Fruit Business from a third party that is financially more favorable to the Company’s shareholders. The Buyer would also have the right to terminate the Purchase Agreement if the Board withdraws its recommendation that shareholders vote to approve the Purchase Agreement or takes other specified actions that are adverse to the consummation of the transactions contemplated by the Purchase Agreement. A termination fee of $400,000 would be payable by the Company under certain circumstances.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Simultaneously with execution of the Purchase Agreement, certain shareholders of the Company that hold, in the aggregate, approximately 39.7% of the Company’s issued and outstanding common stock, entered into a voting agreement with the Buyer and Parent (the “Voting Agreement”). The Voting Agreement requires the signatories thereto, so long as the Voting Agreement has not terminated in accordance with its terms, to vote for the Company’s completion of the transactions contemplated by the Purchase Agreement and against any action or proposal in favor of an alternative acquisition proposal. The Voting Agreement and the obligations of the shareholders under that agreement will terminate upon, among other things, the termination of the Purchase Agreement, or the entry by the Company, without the prior written consent of the signatories to the Voting Agreement, into an amendment to the Purchase Agreement or a waiver of any term thereof which is or would be economically adverse to the shareholders. The shareholders executing the Voting Agreement include all of the directors and officers of the Company that are shareholders, but solely in their capacity as shareholders. The Voting Agreement (i) does not limit or affect any actions or omissions taken by any shareholder in her or his capacity as a director or officer of the Company and (ii) may not be construed to prohibit, limit, or restrict any shareholder from exercising her or his fiduciary duties as an officer or director of the Company.

The foregoing summary of the Voting Agreement is qualified in its entirety by reference to the text of the Voting Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

The Purchase Agreement contemplates that at closing, the Company, the Buyer and Parent will enter into a Co-Pack Agreement, pursuant to which the Company will process, manufacture and package the products of the Fruit Business for the Buyer for the 2019 season using the equipment and inventory purchased by the Buyer pursuant to the Purchase Agreement. The Buyer will make weekly payments to the Company based on an agreed upon budget, with a true-up payment by or to the Company to be made at the end of the season.

In connection with the Purchase Agreement, certain officers of the Company will enter into consulting agreements with the Buyer and Parent, pursuant to which such officers will agree to provide short-term, transitional consulting services with respect to the Fruit Business.

More information regarding the sale of the Fruit Business and the Wind-Down Plan (as defined below) will be included in a proxy statement that the Company intends to file with the Securities and Exchange Commission and distribute to shareholders. Our proxy statement will include information regarding the timing of the shareholders’ meeting to consider approval of the sale of the Fruit Business and the Wind-Down Plan.

On April 15, 2019, the Company’s board of directors approved, and the Company entered into, indemnification agreements with its directors and executive officers. The indemnification agreements provide for the indemnification of the directors and executive officers to the fullest extent permitted by Florida law for claims and other liabilities incurred or paid by them in connection with any proceeding to which they are a party or otherwise become involved in relating to their service on behalf of the Company, the advancement of expenses in connection with any such proceeding and certain other proceedings, and the process of seeking indemnification and the advancement of expenses.

The foregoing summary of the indemnification agreements is qualified in its entirety by reference to the form of indemnification agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 8.01. Other Events.

The Company’s board of directors has unanimously adopted a Plan of Liquidation and Dissolution (the “Wind-Down Plan”), which contemplates the eventual sale of our remaining assets, including our plastics division and real property located in Plant City, Florida, and a wind down of the Company’s business affairs. Following closing of the sale of the Fruit Business and payment of outstanding liabilities, along with other actions specified in the Wind-Down Plan, including reserving for contingent liabilities, we intend to distribute net proceeds from the sale of the Fruit Business and Wind-Down Plan to our shareholders in one or more distribution installments. The Wind-Down Plan is subject to completion of the sale of the Fruit Business and shareholder approval.

On April 16, 2019, the Company issued a press release announcing the above transactions, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of April 15, 2019, by and among Paradise, Inc., Gray & Company and Seneca Foods Corporation*

10.1	Form of Voting Agreement, dated as of April 15, 2019, by and among Gray & Company and the shareholders of Paradise, Inc. signatories thereto

10.2	Form of Indemnification Agreement with directors and officers of Paradise, Inc.

99.1	Press Release, dated as of April 16, 2019, issued by Paradise, Inc.

*	Certain exhibits and schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibits and schedules will be furnished to the Securities and Exchange Commission upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Important Information for Shareholders

Communications in this Current Report on Form 8-K do not constitute a solicitation of any vote or approval. In connection with the sale of the Fruit Business and the Wind-Down Plan, the Company will be filing documents with the SEC, including a proxy statement.  Before making any voting decision, Company shareholders are urged to read carefully the proxy statement and any other relevant documents filed by the Company with the SEC when they become available because they will contain important information about the sale of the Fruit Business and the Wind-Down Plan.  You may obtain copies of all documents we file with the SEC, free of charge, at the SEC’s website (www.sec.gov), on the Company’s website (www.paradisefruitco.com) under “Investors”, or by sending a written request to the Company at Paradise, Inc., 1200 W. Dr. Martin Luther King, Jr. Blvd., Plant City, Florida 33563, Attn: Jack Laskowitz.

The Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the sale of the Fruit Business and the Wind-Down Plan.  You can find information about the Company’s directors and executive officers in the Company’s annual report on Form 10-K for the year ended December 31, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of these documents from the Company using the contact information above.

Cautionary Note Regarding Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical, including without limitation statements regarding the Company’s beliefs, expectations, prospects, strategic plans and statements regarding the sale of the Fruit Business or other future transactions, constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact should be considered “forward-looking statements” for these purposes. In some cases, forward-looking statements can be identified by the use of such terminology as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continues,” or the negative thereof or other similar words. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations or any of our forward-looking statements will prove to be correct. Examples of forward-looking statements include, but are not limited to, those regarding the transactions contemplated by the Purchase Agreement and the Wind-Down Plan. Forward-looking statements are subject to inherent risks and uncertainties, and actual results and developments may be materially different from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ from those expressed or implied by the forward-looking statements include the possibility that the transactions contemplated by the Purchase Agreement will not close, including without limitation as a result of the failure to satisfy the closing conditions, including failure of the Company to obtain the required shareholder approval; that disruption from the pending sale and dissolution may make it more difficult to maintain business and operational relationships for the Company; that the Company may not obtain shareholder approval of the Wind-Down Plan or otherwise not be successful in its attempt to sell the assets related to its plastics division and its real property located in Plant City, Florida on favorable terms, and that the other anticipated benefits from the sale of the Fruit Business or the Wind-Down Plan will not be realized.

Further information on risks we face is contained in our filings with the SEC, including our Form 10-K for the fiscal year ended December 31, 2018, and will be contained in our SEC filings in connection with the sale of the Fruit Business and the Wind-Down Plan. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

PARADISE, INC.
(Registrant)

Date: April 16, 2019	/s/ Randy S. Gordon
Randy S. Gordon
President/CEO
(Principal Executive Officer)